Exhibit 10.26

Alpine Advisors LLC

825 Lakeshore Blvd

Incline Village, NV 89451

March 12, 2010

Vic Salerno Chief Executive Officer American Wagering, Inc. 675 Grier Drive Las Vegas, NV 89119

Dear Mr. Salerno:

This Agreement (this “Agreement”) will confirm the basis upon which American Wagering, Inc. (“Client”) has engaged Alpine Advisors LLC (“Alpine”) on an exclusive basis, to provide advisory services with respect to the exploration of: (i) strategic alternatives that may lead to a possible transaction through sale, merger, joint venture or otherwise, whether effected in a single transaction or a series of related transactions, in which 50% or more of the voting power of Client or all or a substantial portion of its business or assets are combined with or transferred to another company (a “Transaction”) and (ii) financing alternatives (a “Financing”).

Section 1.                    Services to be Rendered.  Alpine understands that the primary focus of the Company in entering into this engagement is the identification of prospective investors interest in the Company, and Alpine will assist the management of the Company through the identification of such potential investors. Alpine agrees to perform such of the following financial advisory services as Client reasonably and specifically requests:

a)              Alpine will familiarize itself to the extent it deems appropriate and feasible with the business, operations, financial condition and prospects of Client;

b)             Alpine will advise and assist Client in considering the desirability of effecting any Transaction or Financing, and, if Client believes such a Transaction or Financing to be desirable, in developing and implementing a general strategy for accomplishing such Transaction or Financing;

c)              Alpine will, in connection with either a Transaction or Financing, advise Client through the process of identifying possible investors and negotiating an investment into Client; and

d)             Alpine will advise and assist Client in the course of its negotiation of a Transaction or Financing and will participate in such negotiations as requested;

Client may furnish, and, if Client enters into negotiations with a counterparty regarding a possible Transaction, may request such counterparty to furnish, to Alpine such information as Alpine reasonably requests in connection with the performance of its services hereunder (all such information so furnished is referred to herein as the “Information”).  Client understands and agrees that Alpine, in performing its services hereunder, will use and rely upon the Information as well as publicly available information regarding Client and any counterparties and that Alpine does not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning Client or any counterparties, including, without limitation, any financial information, forecasts or projections, considered by Alpine in connection with the rendering of its services.  Accordingly, Alpine shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Client or any counterparty.  With respect to any financial forecasts and projections made available to Alpine by Client or any counterparty and used by Alpine in its analysis, Alpine shall be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Client or such counterparty, as the case may be, as to the matters covered thereby.

Section 2.                    Fees.  Client shall pay Alpine for its services hereunder a fee equal to:

a)              an initial retainer, due upon execution of this agreement, of 250,000 shares of  AWI common stock (the “Securities”), which Alpine agrees to hold until completion or termination of its engagement;

b)             In the event a Transaction is consummated, 3% of the total enterprise value, defined as the sum of the total consideration paid for Client’s equity plus the assumption of all indebtedness, including the value of all lease obligations and any earn-out or contingent participation.  Such fee will be payable at the time of the closing of such Transaction; and

c)              In the event that Client consummates a Financing, defined as any offering of debt, equity or equity-linked securities either individually or in combination, Client agrees to pay Alpine a fee of 3.5% of the principal amount raised at the time of the closing of  such Financing.

d)             In the event that Client consummates a Financing with any of the following entities or persons identified in Exhibit A, the fee payable to Alpine will be equal to 2.625% of the principal amount raised at the time of closing of such Financing.

e)              During the six-month holding period under which Alpine’s Securities shall be Restricted Securities (as defined below), should the Client be one day late in filing one of its required quarterly public disclosure filings (either its Form 10-K or a Form 10-Q), then Client shall pay to Alpine an additional compensation of 25,000 shares of AWI common stock, unregistered and restricted under Rule 144.  Should the Client continue to be delinquent for the same filing for sixty-one (61) consecutive days thereafter, the Client shall pay to Alpine an additional compensation of 25,000 shares of AWI common stock, unregistered and restricted under Rule 144.  Client and Alpine acknowledge and agree that two payments of AWI common stock only occur if the Client is late on a single quarterly public disclosure filing and remains delinquent for sixty-one consecutive days.  It does not apply if the Client is late on one quarterly public disclosure filing, pays the first allotment of 25,000 shares of common stock, and is subsequently late on a second quarterly filing; the Client is not obligated to pay to Alpine an additional 25,000 shares of AWI common stock.

Section 3.                    Investment Representations

Alpine is acquiring the Securities for its own account for investment and not with any intention or view towards the distribution of all or any part thereof, subject, however, to any requirement of law that the disposition of Alpine’s property shall at all times be within its control. Alpine hereby acknowledges that it or its representative have interviewed the Client’s management and reviewed the Client’s public filings carefully, including reviewing the Financial Statements disclosed in the public filings and, in addition, has been furnished with or has had access to such other information, financial or otherwise, as it deems necessary to make an informed investment decision with respect to its purchase of the Securities. Alpine further acknowledges that it or its representative has personally discussed the Client’s business, financial condition, and future plans, as well as the terms and conditions of engagement, with an officer of the Client. Alpine further acknowledges that it is aware that its investment in the Client is a speculative investment with limited liquidity and subject to the risk of complete loss and further represents and warrants that Alpine has previously made venture capital.

Section 4.                    Restrictive Securities

Alpine understands that the Securities are characterized as “Restricted Securities” under the federal securities laws inasmuch as they are being acquired from the Client in a transaction not involving a public offering, and that under such laws and applicable regulations such Securities may be resold without registration under the Act only in certain limited sets of circumstances. Alpine is aware of the provisions of Rule 144 promulgated under the Securities Act which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold.

Section 5.                    Company Registration

If (but without any obligation to do so), the Client proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities (other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to an SEC Rule 145 transaction, (iii) a registration effected pursuant to a form of registration statement that is not available for registration of the Registrable Securities for sale to the public, (iv) a registration with respect to which the underwriters believe that the inclusion of any such Registrable Securities in the offering without reduction of the shares to be registered by the Client is not compatible with insuring the success of such offering), the Client shall provide Alpine with written notice of such determination. Upon the written request of Alpine given within twenty (20) days after receipt of any such notice from Client, Client shall cause to be registered under the Act all of the Registrable Securities that Alpine has requested be registered.

Section 6.                    Expenses.

In addition to any fees that may be payable to Alpine hereunder and regardless of whether any Transaction is proposed or consummated, Client hereby agrees, from time to time upon request, to reimburse Alpine for all reasonable fees and disbursements of Alpine’s counsel, any and all of Alpine’s reasonable travel and other out-of-pocket expenses incurred in connection with any actual or proposed Transaction, or otherwise arising out of Alpine’s engagement hereunder.  Additionally, Client agrees to pay all reasonable costs and expenses for Alpine to respond to any request, whether made verbally or in writing, by any regulatory agency regarding any proposed or actual Transaction or Financing or Alpine’s engagement hereunder.  Upon execution of this Agreement, Client agrees to advance $5,000 to Alpine for anticipated out-of-pocket expenses.  Client further agrees to advance additional funds as requested by Alpine to replenish such $5,000 expense account.

Section 7.                    Termination of Engagement.

This Agreement and Alpine’s engagement hereunder may be terminated by either Client or Alpine at any time, with or without cause, upon written advice to that effect to the other party, provided, however, that:

(a)                         Alpine will be entitled to its full fee as outlined in Sections 2(a), 2(b), 2(c), and 2(d) hereof, as applicable, in the event that Client enters into a definitive agreement for a Transaction or Financing with an investor(s) introduced by Alpine or one of the entities or persons identified in Section 2(c) prior to eighteen months after the date of such termination and such Transaction or Financing is subsequently consummated; and

(b)                        the provisions of this Section 4 and of Sections 2, 3, 7, 8 and 9 hereof shall survive such termination.

Notwithstanding anything else in this engagement letter to the contrary, no fees will be payable after the termination of Alpine’s engagement if Alpine’s engagement was terminated as a result of a material breach of Alpine which it failed to cure within ten days after written notice from Client.

Section 8.                    Confidentiality

Except for disclosure to potential investors and to those necessary persons or entities in the fulfillment of Alpine’s duties under this Agreement, Alpine agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or secret information obtained from the Client, and which the Client has prominently marked “confidential”, “proprietary” or “secret” or has otherwise identified as being such, pursuant to financial statements, reports and other materials submitted by the Client as required hereunder, or pursuant to visitation or inspection rights granted hereunder unless such information is already known to the Shareholders or is or becomes publicly known.

Section 9.                    Reliance on Others.

Client confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

Section 10.              Publicity.

In the event of consummation of any Transaction or Financing, Alpine shall have the right, at its own expense, to disclose its participation in such Transaction, including, without limitation, the placement of “tombstone” advertisements in financial and other newspapers and journals.  Alpine agrees that Client shall have the right to announce publicly the execution of this Agreement with Alpine subject to Alpine’s prior approval of the contents of such announcement subject to any requirements by law.

Section 11.              Scope of Responsibility.

Neither Alpine (nor any directors, officers, or employees) shall be liable to Client or to any other person claiming through Client for any claim, loss, damage, liability, cost or expense suffered by Client or any such other person arising out of or related to Alpine’s engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by Alpine Advisors LLC, other than an action or failure to act undertaken at the request or with the consent of Client, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of Alpine.

Section 12.              Indemnity and Contribution.

Client agrees to indemnify and hold harmless Alpine Advisors LLC directors, officers, and employees to the full extent lawful against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements of counsel and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other  proceeding arising there from, whether or not in connection with pending or threatened litigation in which Alpine Advisors LLC or any other indemnified person is a party) arising out of or related to any actual or proposed Transaction or Financing or Alpine Advisors LLC’s engagement hereunder; provided , however, there shall be excluded from such indemnification any such claim, losses, damages, liabilities, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by Alpine, other than an action or failure to act undertaken at the request or with the consent of Client, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of Alpine Advisors LLC.

In the event that the foregoing indemnity is unavailable or insufficient to hold Alpine Advisors LLC and other indemnified parties harmless, then Client shall contribute to amounts paid or payable by Alpine Advisors LLC and other indemnified parties in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, fault of, Client and Alpine Advisors LLC in connection with the matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event Alpine Advisors LLC aggregate contribution in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees actually received by Alpine Advisors LLC pursuant to this Agreement.  For purposes hereof, relative benefits to Client and Alpine Advisors LLC of any Transaction or Financing shall be deemed to be in the same proportion that the total value received or contemplated to be received (in connection with either a Transaction or Financing) by Client and/or its security holders in connection with such relevant Transaction bears to the fees paid to Alpine Advisors LLC pursuant to it engagement in respect of such Transaction or Financing.

Client will not, without the prior written consent of Alpine Advisors LLC, settle any litigation relating to Alpine Advisors LLC’s engagement hereunder unless such settlement includes an express, complete and unconditional release of Alpine Advisors LLC and its affiliates (and their respective control persons, directors, officers, employees and agents) with respect to all claims asserted in such litigation or relating to Alpine Advisors LLC’s engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

Section 13.              Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the conflicts of laws provisions thereof.  Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Agreement or any of the matters contemplated hereby is waived.  Client also hereby irrevocably submits to the exclusive jurisdiction of the courts of Reno, Nevada in any proceeding arising out of or relating to this Agreement, and to the federal district courts located in such City, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction or venue.

Section 14.              No Rights in Shareholders, etc.

Client recognizes that Alpine has been engaged only by Client, and that Client’s engagement of Alpine is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of Client or any other person not a party hereto as against Alpine or any of its affiliates or any of their respective directors, officers, agents, employees or representatives.  Unless otherwise expressly agreed, no one other than Client is authorized to rely upon Client’s engagement of Alpine or any statements, advice, opinions or conduct by Alpine, and Client will not disclose such statements, advice, opinions or conduct to others (except Client’s professional advisors and except as required by law).  Without limiting the foregoing, any opinions or advice rendered to Client’s Board of Directors or management in the course of Client’s engagement of Alpine are for the purpose of assisting the Board or management, as the case may be, in evaluating any Transaction and do not constitute a recommendation to any shareholder of Client concerning action that such shareholder might or should take in connection with any Transaction. Alpine’s role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary relationship between Client and Alpine.

Section 15.              Disclosure.

Client acknowledges that Alpine may have and may continue to have investment banking, financial advisory and other relationships with parties other than Client pursuant to which Alpine may acquire information of interest to Client.  Alpine shall have no obligation to disclose such information to Client.

Section 16.              Miscellaneous.

Nothing in this Agreement is intended to obligate or commit Alpine or any of its affiliates to provide any services other than as set out above.  This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument.  In order to comply with the USA Patriot Act, Alpine must obtain, verify and record information that identifies each entity (or individual) that enters into a business relationship with Alpine.  As a result, in addition to Client’s corporate name and address, Alpine will obtain Client’s corporate tax identification number and certain other information.  Alpine may also request relevant corporate resolutions and other identifying documents.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto.  The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of Client and Alpine.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the date hereof.

Sincerely,
ALPINE ADVISORS LLC.
			By	/s/ Don R. Kornstein
Don R. Kornstein, Managing Member
AGREED TO:
American Wagering, Inc.
By	/s/	Victor Salerno
Name:		Vic Salerno
Title:		Chief Executive Officer

Exhibit A

William-Hill/William-Hill Online; Stations Casinos, Inc./Fertitta Family; Playtech, Inc.; CyberArts/Intralot; Big Stick Media; and Bet Fair/ODS Technologies L.P. dba TVG Network.